Exhibit 99.2

QUIDEL CORPORATION

Moderator:  (Ina McGuinness)

10-29-03/4:00 pm CT

Confirmation #3186368

QUIDEL CORPORATION

Moderator:  (Ina McGuinness)

October 29, 2003

4:00 pm CT

Operator:

Welcome to the Quidel 2003 Third Quarter Financial Results conference call. At this time all participants are in a listen-only mode. Following management’s prepared remarks we’ll hold a Q&A session. To ask a question please press star followed by the number 1 on your touchtone phone. If anyone has difficulty hearing the conference please press star 0 for operator assistance.

As a reminder, this conference is being recorded today October 29th, 2003. I would now like to turn the conference over to Ms. (Ina McGuinness). Please go ahead, ma’am.

(Ina McGuinness):

Thank you. This is (Ina McGuinness) with Lippert Heilshorn & Associates. Thank you for participating in today’s call. Earlier today Quidel released financial results for the 2003 third quarter. If you have not received this news release or if you’d like to be added to the company’s distribution list please call Lippert Heilshorn in Los Angeles at 310-691-7100 and speak with (Don Garcia).

Today’s conference call will be hosted by Wayne Kay, President and Chief Executive Officer and by Paul Landers, Senior Vice President and Chief Financial Officer. This call will follow the standard format beginning with prepared remarks by management and then we’ll open up the call to your questions.

Please be aware that comments made by management during this conference call will include forward-looking statements within the meaning of the Federal Securities Laws. These forward-looking statements involve material risks and uncertainties. For a discussion of these and other factors please review Quidel’s annual report on form 10K and subsequent quarterly reports on form 10Q as filed with the SEC.

This conference call contains time-sensitive information that is accurate only as of the date of the live broadcast October 29th, 2003. Quidel undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

I’ll now turn the call over to Wayne Kay. Wayne?

S. Wayne Kay:

Thank you, (Ina), and my thanks to everyone joining us this afternoon to discuss our third quarter. We’re delighted to report on a quarter that has solidly met our financial and operational expectations.

During the third quarter we’ve also geared up importantly for the seasonally strongest fourth quarter with activities related to key and infectious disease products. Let me begin today’s call with an update of our commercial product portfolios and our pipeline.

I’ll also provide some color on our new marketing campaign to be launched in conjunction with the start of this flu season which if all preliminary indications are correct, is going to be a strong one. I’ll also provide status reports on the restructuring program and on our Vendor Managed Inventory initiative.

I’ll then turn the call over to Paul to talk more about the financial results and provide you greater detail before we then take your questions. So let’s start with a review of the products.

Looking at the Strep A and influenza product lines for the third quarter we both met our internal projections and have grown nicely. Strep A product sales for the third quarter were $3.4 million, down 16% from the second quarter and up 27% from the third quarter of last year. As a percentage of total sales Strep A tests accounted for 19% of the third quarter sales compared with also 19% of sales in the third quarter of last year.

We estimate our share of the U.S. point-of-care Strep A market for the 12 months ending June 30, 2003, was 47% compared to a 49% in the year period ahead in a market that is growing during the 12 months of reported data at a rate of 9%.

We introduced our QuickVue Dipstick Strep A product in Japan with Sumitomo Biomedical, the same distributor that handled our QuickVue Influenza test in the Japanese market at the end of the 2002-2003 Strep season and look forward to a full season of sales for 2003-2004. We will capitalize on our existing influenza customer base there and expect to achieve significant year-over-year sales growth and market share.

Led by the performance of the flu test in Japan, international revenue as a percentage of total revenue grew to 50% during the quarter, up from 40% last quarter and 38% during the third quarter of 2002. In dollars, international sales were up 71% from last year’s third quarter.

This past quarter we have been gearing up for what is anticipated to be a very strong influenza season in the Northern Hemisphere following three seasons that have been very mild outbreaks of flu. Much of this work was conducted under the leadership of Matt Heindel who was named our new senior vice president of worldwide sales and marketing in mid-September.

In preparation for growing our share of the influenza market in the U.S. we have conducted extensive market research and have identified those geographies where we believe we can most effectively and efficiently heighten physician and patient awareness of the clinical need and benefits of rapid influenza testing.

Our research and sales analysis leads us to the very exciting conclusion that the actual market opportunity for point-of-care flu tests in the U.S. far exceeds the historical level of $12 million that we saw only 4 years ago and also shows a dramatic increase compared to the $26 million that we saw in the last flu season. Our research leads us to estimate that the 2003-2004 flu season, that this market opportunity in the U.S. could approach nearly $100 million.

That’s the good news. But the challenge is that our findings also indicate that while the opportunity is sizable, market penetration and physician awareness of the benefit of flu testing remain at low levels. Our goal is to narrow this gap as quickly as possible.

To comment first on our QuickVue Influenza test market performance we estimate our share of the U.S. point-of-care influenza market for the 12 months ending June 30, 2003, was 50% compared with 40% in the year ago period. This all is in a market that has shown strong growth at 26% for the reported 12 months.

We have formulated and are now launching an aggressive public relation and print advertising campaign intended to gain for us a larger share of this potential $100 million market. Through surveys and interviews we have developed key messages to resonate with the target audiences. These audiences include potential patients and the healthcare professionals who administer our tests.

The ads will serve two purposes. One is to educate the patient and healthcare professionals on the availability of in-office point-of-care flu tests and the second purpose is to promote the QuickVue brand name.

From the patient’s perspective we will focus on informing them that rapid tests for influenza are available and encourage them to visit a healthcare professional when they experience flu-like symptoms. Information on our educational campaign including public health benefits of influenza testing can be obtained by visiting our Web site.

We also plan a nation-wide ad campaign targeted to those physicians who administer our easy to use CLIA waived flu test. The speed of diagnosis is very important in all settings where testing is done but it’s particularly important in urgent care settings where rapid patient management and treatment options can potentially minimize the spread of the disease.

Our ads and our PR campaign will run the entire flu season with the first ads running in the coming days and concluding in March of 2004. You can look for our ads in trade publications including Contemporary Pediatrics, American Family Physician, Infectious Diseases in Children, and Emergency Medicine.

The CDC has commenced its annual flu watch reporting the first incidences of flu in noteworthy population sizes. We are summarizing this information and providing this important news in a regular updated link to this information from our Web site to those healthcare professionals visiting our site. To-date according to the CDC, Texas is already reporting widespread influenza activity.

Shifting in geography, in the Japanese market we are planning a first quarter 2004 launch of our new QuickVue Influenza Type-A plus B separated product which provides differential diagnosis of the A and B strains of the flu virus. This product is a very important product in order for us to remain a leader in the Japanese market and more importantly, to achieve a significant position in the hospital acute care segment.

This latest influenza line extension has also just recently received FDA 510K clearance and will also be introduced in the U.S. market in the coming flu season. This product will allow Quidel to compete directly with those competitors in the acute care market segment which has historically been about a $10 million U.S. market.

Because we are just at the start of the flu season, sales figures for influenza products are not yet meaningful. So I look forward to reporting to you on this key metric during our fourth quarter conference calls.

I do note however that we do continue to see a growing trend towards more of a year round purchase of our flu test and we posted third quarter sales of this product of approximately $5.3 million

Turning to the market for in-office pregnancy tests Quidel continues to enjoy the market leading position. HCG product sales for the third quarter were $4.3 million, flat from the second quarter and down 2% from the third quarter of 2002.

As a percent of total sales, pregnancy tests accounted for 23% of our third quarter sales compared with 31% of sales in the third quarter of last year. We estimate our share of the U.S. professional hCG market for the 12 months ending June 30, 2003, was 56% compared with 54% in the same time period of a year ago in a market that also has demonstrated no growth year over year for these 12 months last reported.

As we have discussed previously, our pregnancy test data reflects the market entry of low cost competitors and private label brands, driving average sales prices for hCG down industry-wide. Being the market leader with premium brand and premium pricing, Quidel will continue to differentiate our products through superior quality and brand awareness in order to maintain margin.

Indications are that we can continue our dominance in this market category and continue to generate a healthy and dependable revenue stream for the foreseeable future.

Our LTF development efforts are continuing to progress toward successful product introductions in the coming year. Our Strep A Rub ‘n’ Read test which is the next to be delivered on the LTF platform is showing favorable results with throat swab specimens from symptomatic patients in our product development testing.

We are very pleased with the current cost estimates for the tests and expect that this new differentiated product will preserve the price premiums that Quidel now commands as the market leader of quality Strep A tests in the professional market.

We’re also continuing to make measurable progress on the design of the LTF immunoassay platform. The significance of this project is multifold as we’ve discussed before. The gold of LTF immunoassay platform work is to give us a proprietary technology that not only provides products with lower manufacturing cost but also provides opportunity for an improved performance in (Analyte) applications that demand higher performance in the point-of-care setting.

We expect to file multiple patent applications around the LTF immunoassay platform design concepts over the next six months. We will continue to refine the design of the product and are targeting mid-2004 to achieve the design of the platform completed.

So last month we announced that we had expanded our distribution agreement with PSS to include the addition of our QuickVue Strep A products as we talk about business development opportunities during the quarter. We expect that the promotion by PSS of our Strep products will aid in our further growth and strong performance in the Strep product as we enter this upcoming Strep season.

Looking to the balance of the year our business development activities are focused on working towards meaningful out-licensing opportunities of our core technologies. We remain very active in this endeavor and will continue to pursue existing potential collaborative arrangements.

As you might imagine, the nature of these negotiations is quite sensitive and prohibits me from elaborating further at this time, that (sic) we look forward to sharing hopeful success in this area at a later time.

I am pleased to report that during the third quarter we essentially completed our restructuring as planned. The restructuring is expected to reduce operating costs by approximately $3 million this year in 2003 and $5.3 million on an annualized basis thereafter. We are now reaping the benefits of our commitment to efficiency and we expect the restructuring will be accretive to earnings for the year.

Our goal to implement a continuous replenishment system across much of our distribution network continues to be a priority. We have achieved full implementation with our largest U.S. distributor, Cardinal Health, in all five regions of the Cardinal system. We now are fully integrated with Cardinal in 55 distribution centers across the country.

The benefits of VMI are numerous and include enhanced reliability of sales forecasts, a smoothing of our production requirements and an overall increase in operational efficiency which results in improved working capital.

I’m now prepared to turn the call over to Paul who will review our financial results for the quarter in greater detail. Paul?

Paul Landers:	Thanks, Wayne. Let me first highlight that net earnings for the third quarter on a pro forma basis which excludes the restructuring charge were $0.3 million or $0.01 per share on a fully diluted basis meeting our internal targets as well as our guidance.

On a GAAP basis which includes a restructuring charge of $1.4 million or $0.8 million net of taxes, the net loss for the third quarter of 2003 was $0.5 million or $0.02 per share.

Turning to sales, total revenues for the third quarter rose 30% to $18.6 million. Our core products of pregnancy, Strep A and influenza together accounted for $12.9 million of sales or 71% of total quarterly sales. These same products represented 68% of sales in last year’s third quarter.

International revenues were 50% of total sales during the third quarter compared with 38% for the same quarter last year. Third quarter international sales were up 71% from the third quarter of last year.

Domestic revenues were up 5% compared with the third quarter last year even with the impact of our VMI initiative on the rebalancing of inventory at some of our distributors to more closely align with end-user demand, a two-point decline in market share for our pregnancy product line as Wayne described and this quarter’s decision to drop our ovulation product line.

The gross margin on net sales for the third quarter of 2003 was 50%, up from a gross margin of 43% in the third quarter of 2002. This increase is due to higher sales volumes, product mix and production efficiencies.

Operating expenses for the third quarter of 2003 totaled $10.2 million compared with $8.5 million for the third quarter of 2002. Excluding the restructuring charge you can see that expenses were up slightly due to the increased research and development activities associated with our LTF technology.

On the balance sheet compared to December 31st, 2002, levels we had cash and cash equivalents totaling $15.8 million, up nearly $13 million and working capital of $30.2 million, up 26% both as of September 30th, 2003.

Accounts receivable days outstanding remain constant from June 30 levels of 61 days. In addition, the quality of accounts receivable as measured by the percent of receivables greater than 60 days remained low.

Inventory turns at 4.1 times decreased from 4.2 in the immediately preceding quarter, an increase from 3.5 turns in the same quarter last year. The quarter over quarter slight decline was due to the seasonal nature of Quidel’s business and more importantly, the need to have finished product available to support advanced buying in preparation for the peak-selling season.

Capital expenditures during the 2003 third quarter were approximately $0.8 million. We remain confident that our continued focus on achieving operational efficiencies will deliver improved balance sheet metrics going forward.

Highlighting some of the key points from our year-to-date financial performance, year-to-date total revenues were up 16%. The gross margin or net sales for the period also improved to 51% compared with 48% last year as noted.

On a GAAP basis year-to-date 2003 net earnings were $0.8 million or $0.03 per share fully diluted. Pro forma net earnings, which excludes the restructuring cost of $2.2 million or $1.3 million net of taxes, were at $2.2 million or $0.07 per share fully diluted. This compares with the $0.3 million or $0.01 per share fully diluted for the first nine months of 2002.

As Wayne mentioned, we essentially completed our restructuring during the third quarter. For the full year 2003 we estimate the benefit of the restructuring will be $0.7 million. We look forward to continuing to reap the benefits of the restructuring next year when we expect a benefit of $5.3 million.

Before we take your questions let me close by commenting on financial guidance. We are pleased to confirm our previously stated 2003 financial guidance which calls for revenue growth of 17% compared with 2002, to approximately $87 million. Our guidance for revenue growth is due in large part to the anticipated strength of fourth quarter sales of our infectious disease products.

Combining this with the benefit of tightened cost controls, our supply chain initiatives and our restructuring plan, we are anticipating 2003 gross margins to be approximately 54%. Net earnings per share on a fully diluted basis for 2003 are projected to be $0.16, up from $0.04 per share in 2002.

Also we are reiterating guidance for 2004 revenues of approximately $100 million which would represent a growth rate in excess of 15% year over year. We are projecting 2004 net earnings of between $0.38 to $0.41 per share on a fully diluted basis which will represent a nearly three-fold increase over 2003 targets.

And with that we’d like to open up the calls for your questions. Operator?

Operator:

Ladies and gentlemen, if you wish to register for a question for today’s question and answer session you will need to press star followed by the number 1 on your telephone. You will hear a prompt to acknowledge your request.

If your question has been answered and you wish to withdraw your polling request you may do so by pressing star followed by the number 2. If you are using a speakerphone please pick up your handset before entering your requests. One moment please, for the first question.

Your first question comes from (Al) (Unintelligible) with Unterberg Towbin.

(Al):	Good afternoon, gentlemen.

S. Wayne Kay:	(Al), good day.

(Al):

Wayne, I just want a little bit more color on your comments about the upcoming flu season and the fact that it’s expected to be stronger. Any more granularity there as to how you’re arriving at that conclusion? I mean obviously you’re up on some market research and, you know, an indication that – some early indications regionally in the U.S. but anything else there you can add?

S. Wayne Kay:

Yeah. Thanks, (Al), good question. There are a few data points that lead us to the bullish view we have for Q4 activities. One is the note of the Southern Hemisphere for the season just ending which has been a strengthened season to a very strong incidence over any they recorded over the last several years.

There’s clearly more awareness of flu-like symptoms and other upper respiratory diseases that came at the end of the last flu season from the outbreak in Asia of SARS and other related upper respiratory diseases mimicking flu-like symptoms as well that are part of the consciousness of the market.

We’ve just completed a very extensive business review of the Japanese market, the earlier in the season adoption of testing by Japanese physicians with our partner Sumitomo and a strengthening of their committed demand to us for what they feel they will need above and beyond what they could have estimated in seasons of the past level of relatively mild strength.

The last thing is a collection of events, (Al), in the United States not the least of which is exciting patient awareness that the $50-plus million that folks in the vaccine business are spending on advertising and promotion most notably the (Unintelligible) product launch is making certainly the patient community aware as consumers more of flu, the need to prevent, the need to test and treat early when it occurs.

And also the fact that we believe from the market research where we learn that less than 20% of primary care physicians, family practitioners, general practitioners, pediatricians and urgent care, emergency physicians are currently doing rapid flu testing today.

So we believe that a more targeted promotional awareness that piggybacks if you will onto a heightened awareness aided by lots of advertising and promotion of upper respiratory disease and specifically flu will all serve to buoy the reception and likely success of a stronger realized market.

(Al):

Great. And then a question on your VMI initiative and plans to introduce similar programs with other distributors. Any update there? I believe you had previously stated a goal of signing another handful or making another handful of agreements with other distributors before year-end. What is your goal there?

S. Wayne Kay:

We’re still progressing with that. We just October 2nd through the 4th is the annual meeting of the Health Industry Distributors Association, a trade association if you will, of those wholesalers and distributors where we had key one-on-one management team to management team review of plans. This is one of the initiatives in our discussion with each.

We believe that having achieved earlier than expected success with all 55 of the Cardinal warehouses is a good indication of benefits to both we and our distribution partner and we’re in discussions with the next that we should take on.

One thing we need to be careful is that we have the capacity and competency to take on multiple added units of distribution centers so we are targeting the number two and number three largest distribution partners that, like Cardinal, has many distribution centers throughout the country that we’re hopeful of being able to report by the end of the year of good success and progress in that regard.

(Al):	Okay. So maybe another one or two in place before year-end?

S. Wayne Kay:

It’s possible and that’s certainly our desire. We certainly know we’ll have made progress. Whether we’re able to turn the switch on and fully be connected is a tall order that we’re working as aggressively as we and they can.

(Al):	How should we be looking at any potential inventory rebalancing issues similar to what you encountered with Cardinal relative to your 2004 guidance?

S. Wayne Kay:

I don’t think you’ll see it nearly as we did in the acute care side that Cardinal addresses. A lot of what we put in place during this past year are electronic EDI if you will systems of inventory visibility and closer tracking to month by month period of out sales indications of real customer demand from those distributors for which we’ve done our best quarter by quarter to try to address as a targeted area to optimize.

(Al):

Okay. And then one last one and then I’ll get back in the queue. Your recent I guess expansion of a relationship with PSS. How meaningful do you expect the contribution for Strep A anyway to be in this upcoming season?

S. Wayne Kay:

The upcoming season as you know, starts now and it actually started in September and will run through the early part of the spring. The first part of our startup of this agreement in September with PSS, they have in their network of distribution centers a fair amount of pipeline fill if you will of days of inventory on hand from their prior arrangement with Abbot.

They’re having excluded Strep from their new arrangement with Abbot and have no commitment on their part to that product. They certainly are committed themselves for the inventory exposure to continuing to move and bleed that out of their inventory channel before they fully flush it with our product as a displacement and replacement of that product in the future.

We expect to have the first signs of meaningful contribution in the fourth quarter but we really expect that the first quarter is where we’ll see the maximum benefit in the second half of this Strep season.

(Al):	Great. Thank you very much.

S. Wayne Kay:	You’re welcome.

Operator:	Your next question comes from (Adam Chasm) with Pacific Growth Equities.

(Adam Chasm):

Okay, guys. A couple of quick questions for you, the first having to do with the visibility on end market demand. You had cited that the growth in the U.S. was about 5% and last quarter you described a year-over-year price increase of about 3% so that implies about a 2% volume increase? Is that correct?

S. Wayne Kay:	That is correct from the implemented price increase, yes.

(Adam Chasm):

Okay. And then, you know, kind of can you comment on what you think the end market demand is? You know, what rate is inventory being bled off at your distributors and what is that kind of telling you in terms of the upcoming quarters, the new visibility on your end markets?

S. Wayne Kay:

Yeah. As you look at by kind of our three major products – pregnancy, Strep and flu – if you look at rates of market growth and the data we use is I think you know well, (Adam) is the HPIF (sic) industry data that looks at out sale purchases from distribution.

You find in the pregnancy test market that the dollars of product revenue in the 12 months completed in the second quarter, first it’s the prior 12 months, actually showed a market performance that was flat in dollars.

If you look at the actual unit activity, the unit activity was down 2% to 3% during that same period speaking to the price erosion of those lower cost products that have entered the hCG market that I spoke of.

This is a mature product area and the biggest commodity classification of product of any that we have. We don’t expect to see any turnabout in end-user demand at the dollar level and we don’t expect that the units are going to track much differently than what we saw over the last 12 months.

When you look at the Strep product, the Strep product during the last 12 months showed for the first time in two years of reported data actually a lift of actual growth in the market and it was up about a 9% over the prior 12 months.

We think there’s an opportunity particularly as upper respiratory disease concern becomes more acute with the patients going to their physicians for in-office Strep testing to continue to show benefit and that’s one of our reasons (unintelligible) what we think we’ll have for Strep A in this coming season that we’re entering coupled with the added support PSS as our distribution partner with our others, covering that market.

Getting to the area of flu, if you’d look at compound annual growth over the last three years you see rates that are clearly in the mid-20s upwards to 30% a year. And if you look at our performance in the last 12 months completed second quarter, we actually picked up 10 share points in that market that was growing at 26%.

So I believe we’re going to see a likely continued trajectory for the flu product at a very high rate of growth. With us identifying a near $100 million market opportunity of which only a quarter of that market has yet been realized, we believe this is a very significant area not only for the flu product but as well in the companion sales and success of acceptance of our Strep product as well as possibly other upper respiratory rapid point-of-care tests for which our end-licensing opportunities and internal development are both charted to identify.

(Adam Chasm):

Okay. I’ll ask one more question and then get back in the queue. Related to year round, you know, stocking of flu tests, what percentage or what dollar amount of sales could you perhaps attribute to that phenomenon? And you know, what might we be expecting in terms of a bump sequentially Q3 to Q4?

S. Wayne Kay:

Yeah. I think it’s most pronounced in the Japanese market more so than it has been in the domestic but we see a trend that is lagging and we believe will be similar in the U.S. in the next off season that we have after March or April.

I think the data shows that physician and patient interest, concern and query to physicians in Japan last April, May, June as there was still heightened anxiety over upper respiratory disease spread from China and other Asian territories made physicians more concerned to be prepared, to have kits available and to realized that occurrence of flu while it certainly is most pronounced during its peak, short-lived periods, there is some low level of incidence at other periods and off season.

So I think the Japanese took this more seriously, more cautiously and their preparedness in great part due to the success of Sumitomo, our partner there, having worked with that physician community and their 700 sales reps of their pharmaceutical divisions, sensitivity and awareness to other upper respiratory pediatric products that they sell to those same physicians.

I think taking advantage of physicians realizing with the noise level of awareness, that they need to be prepared. They need to do testing; they need to have testing available for when the need occurs. With 24-month shelf life on our product from the date of manufacture we believe we have the right product extension thinking to a strategy that will mimic as I say in other parts of the world that which would seem the strongest this last season in Japan.

(Adam Chasm):	Okay great. I’ll jump back in the queue.

S. Wayne Kay:	Okay.

Operator:	Once again ladies and gentlemen, as a reminder to register for a question please press star followed by the number 1 on your telephone keypad now.

You have a follow-up question at this time from (Al) (Unintelligible) of Unterberg Towbin.

(Al):

Yes, hi. Relative to the potential out-licensing situation – I know you said you can’t really comment much there but can you at least point us in the direction of a product area that you would focus on?

S. Wayne Kay:

You’re persistent, (Al). I wish I could offer more color right now. Let me say that we’re having certainly more than one discussion. And the discussion of the parties look to some of our current lateral flow product areas of particular interest but others are as well interested in what they feel is the excitement of the (Analyte) application of the LTF platform and particularly some of its packaging, merchandising and convenience ease of use attributes as well.

So I will tell you that the discussions are not singularly focused in one area of technology or the other. But it’s looking at the multiple leverage of the technology basis that the company currently has in its development.

(Al):	Is any progress in that area contingent on your development of the IA platform for LTF by mid-year, I think mid next year?

S. Wayne Kay:	The current activities that have are not. The current activities are, you know, from a selling and marketing perspective more focused on selling what’s available today.

There clearly will be some product development extensions, refinements, in some cases new product development needed in areas that we have demonstrated product development success. But none of the current high prospects licensing opportunities are yet focused on a dependence on the immunoassay platform.

(Al):	Okay, fair enough. Back on the influenza test, you mentioned that the acute care market was about a $10 million segment of the overall market I believe?

S. Wayne Kay:	Right.

(Al):

You mentioned that the A and B test – A plus B test – will help you there. Are you participating in that portion of the market and you would just have a better opportunity there or are you largely not in that segment of the market?

S. Wayne Kay:

We largely are not in that segment of the market and in the hospital market A or B differentiation is a key laboratory prerequisite. And so as you look at the four years that we’ve been in the United States market if you looked at the year we entered, 87% share of about a $12 million, $13 million market, was held by Becton Dickinson.

BD has a product that is moderately complex that by definition is mostly in the laboratory acute care market. If you looked at the 12 months of data that I reported our growth by 10 share points so at 50% share, the BD share is 40%, down from 87% but still pretty steady at about that same $10 million estimated acute care segment.

We are now focused with the opportunity and the clearance we just received from the FDA of the A plus B separation kit to now have the right product for that segment of the market in order to leverage our distribution partners to not just enjoy the physician office market and the small segment participation that we have today in acute care but to go after in a more frontal approach and attack our competition to look to erode their participation in that acute care market.

(Al):	So but given all that is still a bigger opportunity for you in the A plus B area in Japan rather than say the ability to penetrate the U.S. acute care market.

S. Wayne Kay:	That’s right.

(Al):	Okay.

S. Wayne Kay:	That’s correct.

(Al):

International comprising obviously 50% - that was up quite a bit from some of your recent numbers and you may have commented on this earlier - are you still expecting on an overall yearly basis going forward to have it at about 40%?

S. Wayne Kay:

Forty percent is absolutely an expectation. We will likely if we have heightened success with the flu A plus B product in this coming season and the interest of influenza overall, we will likely have something more than 40% but it’s hard to call at this stage where in that fourth quarter development of the flu market in Japan versus the development of the flu market in the U.S. but I would say 40% for certain. Something upwards to 45% is probably a target that’s achievable.

(Al):	Okay. And then any update or progress to report on your existing LTF tests on the bacterial vaginosis area?

S. Wayne Kay:

No. That continues to be as I reported in the last couple of quarters, a concept sell which is again unfortunately doesn’t benefit from broad awareness by physicians of the availability of an in-office test and so it’s slow going.

But we are every bit encouraged by those physicians who use it, who embrace it, who like it as well as nurse practitioners who seem to be a key to our point of entry into a physician’s office in the OB/Gyn practice with a nurse practitioner who would like to be able to have a diagnostic check to confirm the suspected diagnosis.

So we continue to place priority attention to (unintelligible) with the OB/Gyn and women’s care product offering but it continues to suffer from that unaided awareness.

(Al):	Okay. And then I guess lastly, maybe for Paul. I know you gave the ratios but I wonder if you could provide the absolute dollar figures for inventory and accounts receivable?

Paul Landers:	(Al), I’d be happy to. The accounts receivable as of September 30th were $14.5 million and inventory at September 30th was $9.0 million.

(Al):	Right. Thanks again.

Paul Landers:	You’re welcome.

S. Wayne Kay:	Thank you.

Operator:	Your next question comes from Mitra Ramgopal with Fidelity.

Mitra Ramgopal:	Yes, hi guys.

S. Wayne Kay:	Hi, Mitra.

Mitra Ramgopal:	Just a couple of questions, I think you mentioned the restructuring was essentially complete so I assume we shouldn’t be seeing any charges in the fourth quarter or beyond?

Paul Landers:	That’s correct, Mitra. The remaining task at hand are really business-related issues and no financial impact to the income statement of the company.

Mitra Ramgopal:	Okay. And in terms of the revenue guidance you gave for 2004, how much do you think the top three product lines will account for as a percentage of the total?

Paul Landers:	I would estimate it to be in the 73% to 75% range.

Mitra Ramgopal:	Okay. And I know you mentioned the gross margin for 2003 was going to be about 54%. How much do you really see that improving in ‘04?

Paul Landers:	There would be as much as 3% to 4% margin point improvement with the $100 million in revenue.

Mitra Ramgopal:	Okay. And I noticed the tax rate in the third quarter was a little lower than what we’ve seen before. Going forward do you see it closer to 39%, 40%?

Paul Landers:	That would be a good model estimate.

Mitra Ramgopal:	Okay, thanks.

Paul Landers:	You’re welcome.

S. Wayne Kay:	Thank you.

Operator:	Your next question comes from David Francis with the Jefferies & Company.

David Francis:

Hi, Wayne, I apologize. I jumped on a little bit late so if you covered this again I apologize. Is there any change to the forward milestones that you laid out for us last quarter relative to the development rollout of LTF or other therapeutic areas? Thanks.

S. Wayne Kay:

Hi, Dave, thanks. Nothing that we are comfortable to speak to yet. We are not only continuing with our own development activity but as you might imagine, some of the parties that we’re speaking to in a license of technology look to some of those applications and a funding of some of that development work as well.

With the investment that we’re making in R&D and keeping it focused on the Strep A and the immunoassay platform we feel we can’t spread that resource today too thin beyond that plus some other work in next generation influenza products.

But we’re hopeful of identifying with success on some licensing opportunities, additional investment and commitment of development dollars that may flesh out some of those applications that you speak of.

David Francis:	Great, thank you.

S. Wayne Kay:	Thank you.

Operator:	Your next question comes from (Mark Smiley) with (Fiddler).

(Mark Smiley):	Hello, guys, can you hear me okay?

S. Wayne Kay:	Yeah, you’re fine, (Mark).

(Mark Smiley):	Just a question on the number in the guidance that you’ve given. What do you feel like the probability is that you guys will actually see the flu season to be as tough as you’re kind of anticipating?

Or put differently, how much of that is baked into the current kind of guidance that you’re giving today?

S. Wayne Kay:

Well it’s certainly a big part as dramatic (sic) seasonality of our business models that we’ve had. And as you well know, when we sell a flu test we realize about six times multiple of the average selling price of a Strep or an hCG test. So not only is it a big top line contributor; it’s also one of our highest margin product contributors as well. And that’s certainly a meaningful part of the lift that we see in our fourth quarter.

As we’re reaffirming our guidance we feel confident that the fourth quarter is a number that is achievable and that we feel is in sight for our performance conclusion of 2003. It heavily depends upon upper respiratory, Strep and flu, infectious mononucleosis being a strengthened season as is typical of Q4 over the Q1 actual performance and our historical modeling (unintelligible) that as well.

Did I lose you, (Mark)?

(Mark Smiley):	No, still here.

S. Wayne Kay:	Sorry, we had feedback on this end.

(Mark Smiley):	It’s all right.

S. Wayne Kay:

So we don’t feel that we are in any way taking risks that aren’t prudent in our expectation of the guidance that we’re reaffirming. But certainly without a strong upper respiratory incidence season and more importantly, acceptance by physicians to do testing, then indeed you don’t see the kind of seasonal level within our business model that we’ve historically generated and for which we have great confidence in Q4 ahead of us.

(Mark Smiley):

Okay. And you mentioned there was a link on your Web site to (unintelligible) kind of question that follows that is where can we track that relative to what it was last year and that sort of thing, CDC primarily?

S. Wayne Kay:

Yeah. Actually the CDC has a flu watch Web site and we have a couple of points on our Web site. And what we do is weekly the rate at which CDC updates their flu watch, we have a running link on our home page as you open it up at www.quidel.com that will take you right directly to that CDC flu watch.

And it shows a map of the United States and it shows a classification by five classes of first incidence to heightened areas of alert and warning to the point of widespread as the classification has just reached in the last week in the state of Texas.

So please go there and if you have questions by all means come to us but we try to make it as easy for you and investors but importantly for physicians and nurses and patients as well to go to the Web site, to be able to get that public health information alert.

(Mark Smiley):	Okay, thanks a lot, guys.

S. Wayne Kay:	Thank you, (Mark).

Operator:	Your next question comes from (Quincy Lee) with (Unintelligible) Capital.

(Quincy Lee):	Yeah, just a couple of - I guess a follow-up question here or not a follow-up but a clean up question.

For the quarter what was (unintelligible) amortizations on the income statements but what was the depreciation for the quarter?

Paul Landers:	Depreciation for the quarter was $1.4 million, (Quincy).

(Quincy Lee):	Okay and then regarding the restructuring savings of $5 million next year.

Paul Landers:	Yes.

(Quincy Lee):	First of all, where is that money? Is it still in the marketing G&A or cost of goods sold?

And then second of all, I should not be thinking of, you know, hey take sales and marketing and G&A and subtract $5 million next year because you are going to have some incremental spin (sic), correct? So how should I be thinking of it in terms of versus 2003 operating expenses?

Paul Landers:

Well first let me answer the first question. The $5.3 million of annual savings is really spread – approximately 20% of that is up above the line in cost of goods sold. A significant portion of it is obviously sales and marketing where it relates to the closure of our Italian and Heidelberg, Germany, operations. So I would put, you know, upwards of probably 60% to 70% coming in the S&M line, (Quincy), with the remainder coming from G&A and R&D.

(Quincy Lee):

Okay, okay. And then with respect to how should I think about it? I mean operating expenses are going to decline $5 million year over year so is it more just thinking about it in terms of as a percent of revenue?

Paul Landers:

Well as a percent of revenue you know we have made a commitment to continue to accelerate the R&D development activities so as a percent of revenues you should look to a model to at least have approximately 10% of an R&D spend to the revenue line. And I think that you would see our ability to leverage the sales and marketing into the lower 20% threshold with G&A clearly leveraged at something less than 10% going forward.

(Quincy Lee):	Okay, great. And then so this year we had a 3% price increase. Is there anything forecasted or, you know, up or down for ‘04 do you think?

(Paul Landers):	The anticipated price increase for year 2004 would be something slightly less than 2%.

(Quincy Lee):	Okay. All right. Okay. And then on the LTF – Strep is going to be the first product to market, correct?

S. Wayne Kay:	Strep A, (unintelligible), yes. Yeah.

(Quincy Lee):

And I know there’s a lot of LTF talk I get a little confused about. So we already have the bacterial vaginitis test out there but what’s the next – the Strep test would be the next product – when would that, is that a 2004 sales event, you know, fourth quarter type or is it more 2005?

S. Wayne Kay:

Well presuming that the development’s completed with clinicals to support regulatory filings and that the regulatory agencies approves it during this period leading up to the next Strep season, it would be our hope to launch and begin selling the product in the next season a year from now.

How soon… I’m sorry?

(Quincy Lee):	Beginning in Q4, ‘04, then?

S. Wayne Kay:

Yeah, I was going to say how soon in that season will depend upon those issues I just laid out. We’re hopeful it will be towards the front end of that season and we’ll certainly update you on a quarterly basis as our milestones are being achieved on that development pathway.

(Quincy Lee):	And the way to think about that is not necessarily incremental sales opportunity; it’s really more of an incremental margin opportunity.

S. Wayne Kay:

It could be a combination but for sure, it’s an incremental margin opportunity out the door. And as we look at pricing sensitivity issues of benefit, of quality and a simplification of the test procedure that we believe the Strep A Rub ‘n’

Read test will have versus current lateral flow products – ours and all of those that we compete with – we believe that it will significantly command a premium pricing in the market as well.

That pricing sensitivity is research that’s ongoing now to help us determine how and where we best position that and our current products as we look forward.

(Quincy Lee):	Okay. And the margin difference is somewhere like maybe 50 versus 70 if you kept prices flat.

S. Wayne Kay:

I think, you know, if you assumed two years out we were optimized in our manufacturing and have high volume going through, you know, there may be as much as a 15 point spread in the two. But you clearly don’t start at that level out the chute no doubt.

(Quincy Lee):	Got it. Thanks, guys.

S. Wayne Kay:	Thank you, (Quincy).

Operator:	That is all the time we have today for questions. I would now like to turn the call back over to management to proceed with their presentation or any closing remarks.

S. Wayne Kay:

Thank you, operator. Again I’d like to thank everyone and just remind you that we are entering that seasonally strongest sales season for our highest margin product and also showing very good signs of good growth momentum in all of our other key product areas.

We obviously are extremely bullish on our opportunity and ability to meet the sales growth targets that we’ve laid out for the year and to gain market share particularly in that developing influenza and Strep A market.

We appreciate your continued support, your interest and we look forward to continuing to report on our progress in achieving these goals moving forward.

Thank you and good night.

Operator:	Ladies and gentlemen, that concludes your conference call for today. We thank you for your participation and ask that you please disconnect your lines.

END